                                                                  EXHIBIT 99.(1)

                                                                  NEWS RELEASE


          AK STEEL REPORTS FOURTH QUARTER AND FULL YEAR 1999 RESULTS


MIDDLETOWN, OH, January 25, 2000 -- AK Steel (NYSE: AKS) today said the company's fourth quarter 1999 earnings were $42.2 million, or $0.38 per diluted share of common stock, excluding costs and special charges related to the acquisition of Armco, which was completed September 30, 1999. Revenues for the fourth quarter were $1,091.5 million on steel shipments of 1,599,000 tons. Operating profit for the quarter, excluding merger-related costs and special charges, was $103.7 million, or $65 per ton shipped. Value-added shipments for the quarter were 87% of total shipments. The company said total pre-tax merger-related costs and special charges in the quarter were $65.6 million, which includes approximately $20 million related to the shutdown of an unprofitable and redundant carbon steel galvanizing facility in Dover, Ohio, previously operated by Armco.

1999 Full-Year Results
----------------------

      For the full year 1999, AK Steel earned $172.8 million, or $1.59 per diluted share, excluding merger-related costs, special charges and extraordinary items. Operating profit for the year, excluding merger-related costs and special charges, was $368.1 million, or $56 per ton shipped. 1999 revenues were $4,284.8 million on steel shipments of 6,541,000 tons, compared to 1998 revenues and shipments of $4,029.7 million and 6,072,000 tons, respectively. Total pre-tax merger-related costs and special charges were $117.2 million in 1999. The company said it expects to incur an additional $20 million to $25 million of merger-related costs in 2000, bringing total costs and special charges related to the Armco acquisition to approximately $140 million.

      "We fully expect 1999 to be AK Steel's sixth consecutive year of industry-leading operating profitability per ton," said Richard M. Wardrop, Jr., chairman and chief executive officer of AK Steel. "In fact, we believe AK Steel has widened the gap considerably in this key comparative measure of steel company financial performance."

      Mr. Wardrop cited several operating highlights in the company's 1999 performance.

     "Rockport Works began to hit its stride in 1999, establishing a number of significant operating records," he said. "In addition, despite a contract dispute at our Mansfield, Ohio stainless production facility, productivity and quality measures are outstanding. Mansfield Works continues to be a significant profit contributor to AK Steel," he said.

      Mr. Wardrop also noted the completion of Rockport Works and the Armco acquisition continue to enhance AK Steel's value-added product mix.

      "Our shipments to automotive and appliance customers in 1999 again set new records, and total value-added shipments increased to 5.4 million tons, or approximately 82% of total shipments," he said. Mr. Wardrop noted that the company continues to strive for additional value-added shipments.

      "We are proceeding with a capital project designed to increase production capacity of the company's Butler, Pennsylvania Works," he said. The project is slated to be completed in the fourth quarter and is expected to increase stainless and electrical steel melting capacity.

Dividends Declared on Common and Preferred Shares
-------------------------------------------------

      The company said its board of directors declared a regular quarterly common stock dividend of $0.125 per share, payable on February 28, 2000 to shareholders of record on February 2, 2000. The company's board of directors also declared a regular quarterly dividend of $0.90625 per share on its Series B $3.625 Cumulative Convertible Preferred Stock, payable on March 31, 2000 to shareholders of record March 2, 2000.

Higher Raw Material Costs To Impact 2000 Results
------------------------------------------------

      The company said it anticipates operating costs to be substantially higher in 2000 than in 1999, primarily due to increased raw material costs. In particular, AK Steel said prevailing prices for steel scrap and certain blast furnace additives, as well as purchased semi-finished carbon steel slabs, began to escalate late in 1999 and are continuing to rise. As a result, AK Steel expects its aggregate costs for these materials to be approximately $100 million more in 2000 than in 1999. The company said that, where possible, it will seek to offset a portion of the higher costs with increased productivity, enhanced product mix and price improvements in the spot market.

   AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,000 men and women in plants and offices in Middletown, Coshocton, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel. Note to Editors: Additional information about AK Steel is available on the company's web site at www.aksteel.com.

                  AK Steel Statement of Income & Earnings Per Share Data (Dollars and Shares in Millions Except Per Share Data)



                                             Three Months Ended     Twelve Months Ended
                                                December 31,           December 31,
                                               1999        1998       1999       1998
                                             ------------------     ------------------
Shipments (000 tons)                           1,599       1,616      6,541       6,072

Net Sales                                   $1,091.5    $1,017.3   $4,284.8    $4,029.7

Cost of Products Sold                          859.2       783.8    3,413.7     3,220.4
Selling and Administrative Expense              81.1        71.9      309.8       278.0
Depreciation                                    55.4        44.4      210.7       161.2
Special Charges and Unusual Items               57.7        --         99.7        --
                                            --------------------   --------------------
Total Operating Costs                        1,053.4       900.1    4,033.9     3,659.6

Operating Profit                                38.1       117.2      250.9       370.1

Interest Expense                                34.5        22.7      123.7        84.9
Other Income                                     0.7         5.1       14.7        24.2
                                            --------------------   --------------------

Income Before Income Taxes                       4.3        99.6      141.9       309.4
Income Tax Provision                            10.6        33.9       63.9       105.5
Minority Interest                               --           2.1        6.7         8.1
                                            --------------------   --------------------
Income (Loss) from Continuing Operations        (6.3)       63.6       71.3       195.8

Discontinued Operations                         --          --          7.5        --
                                            --------------------   --------------------

Income (Loss) before Extraordinary Item &
  Cum. Effect of a Change in Accounting         (6.3)       63.6       78.8       195.8

Extraordinary Items                             --          --        (13.4)       --
Cumulative Effect of a Change in
  Accounting                                    --          --         --         133.9
                                            --------------------   --------------------
Net Income (Loss)                               (6.3)       63.6       65.4       329.7

Less Preferred Dividends                         0.3         2.5        7.6         9.8
                                            --------------------   --------------------
Net Income Applicable to Common Stock       $   (6.6)   $   61.1   $   57.8    $  319.9
                                            ====================   ====================

                                  Earnings Per Share Data
                 (Dollars and Shares in Millions Except Per Share Amounts)




                                          Three Months Ended        Twelve Months Ended
                                              December 31,             December 31,
                                          1999          1998        1999           1998
                                          ------------------        -------------------

Basic Earnings Per Share:
------------------------
 Income from Continuing Operations
   less Preferred Dividends            $ (0.06)       $ 0.61       $ 0.62       $ 1.86
 Discontinued Operations                   --            --          0.07          --
 Extraordinary Item                        --            --         (0.13)         --
 Cumulative Effect of Change
   in Accounting                           --            --          --           1.33
                                       ----------------------       ------------------
Basic Earnings Per Share               $ (0.06)       $ 0.61       $ 0.56       $ 3.19
                                       ======================       ==================

Weighted Average Shares Outstanding      106.5         100.3        102.4        100.6


Diluted Earnings Per Share:
--------------------------
 Income (Loss) from
   Continuing Operations               $ (0.06)       $ 0.59       $ 0.62       $ 1.82
 Discontinued Operations                   --            --          0.07          --
 Extraordinary Item                        --            --         (0.13)         --
 Cumulative Effect of Change
   in Accounting                           --            --          --           1.24
                                       ----------------------      -------------------
Diluted Earnings Per Share             $ (0.06)       $ 0.59       $ 0.56       $ 3.06
                                       ======================      ===================

Weighted Average Shares Outstanding      106.9         107.6        102.9        107.9


Safe Harbor Statement
---------------------

      This news release contains "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934. In particular, all statements herein with respect to expected higher raw material costs in the year 2000, and their anticipated effect on the company's operating costs, are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, there is no assurance that those expectations will prove to have been correct. Important factors that could cause actual results to differ from management's expectations include unanticipated additional cost increases, market price erosion and other unknown factors.